Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-62724, 333-67424, 333-105497 and 333-173938 on Form S-3 and Registration Statement Nos. 333-88543, 333-95713, 333-35738, 333-44768, 333-61218, 333-63900, 333-67730, 333-86324, 333-102771, 333-105498, 333-113856, 333-123377, 333-132490, 333-141370, 333-151188, 333-158676, 333-166338, 333-168405, 333-170093, 333-176008 and 333-183163 on Form S-8 of our reports dated February 24, 2015, relating to the consolidated financial statements of Silicon Image, Inc. and subsidiaries, and the effectiveness of Silicon Image, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Silicon Image, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 24, 2015